Exhibit 99.1

Quality Distribution, Inc. Announces Preliminary Fourth Quarter 2011 Results

Tampa, FL – February 9, 2012 – Quality Distribution, Inc. (NASDAQ: QLTY) (“Quality”) today announced the following estimated preliminary fourth quarter 2011 results:

•

For the three-month period ended December 31, 2011, Quality expects its total revenue to be approximately $178.0 million, operating income to be within the range of $13.0 million to $13.3 million, net income to be within the range of $5.5 million to $5.8 million and consolidated adjusted EBITDA to be within the range of $17.6 million to $17.9 million. Consolidated adjusted EBITDA excludes approximately $0.7 million of employee non-cash compensation expense (a reconciliation of estimated operating income to estimated consolidated adjusted EBITDA is included in the attached financial exhibits);

•	For the three-month period ended December 31, 2011, Quality expects revenue from its energy logistics business to be approximately $9.8 million;

•

Expected operating income for the three-month period ended December 31, 2011 includes an insurance premium refund of approximately $1.1 million and increased environmental expense of approximately $0.7 million;

•

For the three-month period ended December 31, 2011, Quality expects net income to be within the range of $0.22 and $0.23 per diluted share. After applying a normalized tax rate of 39%, Quality expects adjusted net income to be within the range of $0.14 to $0.15 per diluted share (a reconciliation of estimated net income to estimated adjusted net income is included in the attached financial exhibits);

•	Cash and total debt at December 31, 2011 were approximately $4.0 million and $307.1 million, respectively;

•	Availability under Quality’s asset-based revolving credit facility was $82.3 million at December 31, 2011, and the outstanding borrowings under this facility were $65.5 million; and

•

For the three-month period ended December 31, 2011, capital expenditures were approximately $17.6 million, of which approximately $8.3 million were for purchases of energy equipment, and net proceeds from sales of property and equipment were approximately $9.2 million, of which approximately $7.5 million were primarily for sales of energy equipment to affiliates.

“Our anticipated fourth quarter results were in line with our expectations, reflecting the typical seasonal slowdown versus the third quarter, and showed significant improvement in year-over-year earnings,” stated Gary Enzor, Chief Executive Officer. “We are optimistic about our growth prospects for 2012, especially as we expand our entry into the shale energy markets.”

Reconciliation of Estimated Adjusted Net Income and Estimated Adjusted Net Income per Share to Estimated Net Income

Adjusted Net Income and Adjusted Net Income per Share are not measures of financial performance or liquidity under United States Generally Accepted Accounting Principles (“GAAP”). Adjusted Net Income and Adjusted Net Income per Share are presented herein because they are important metrics used by management to evaluate and understand the performance of the ongoing operations of Quality’s business. For Adjusted Net Income, management uses a 39% tax rate for calculating the provision for income taxes to normalize Quality’s tax rate to that of competitors, and to compare Quality’s reporting periods with different effective tax rates. In addition, in arriving at Adjusted Net Income and Adjusted Net Income per Share, Quality adjusts for significant items that are not part of regular operating activities. For the reconciliation below, the adjustments include the write-off of deferred financing costs, and a restructuring credit.

The following table presents the calculation of Estimated Adjusted Net Income and Estimated Adjusted Net Income per Share ranges for the periods presented:

(in millions, except per share amounts)	Three months ended December 31, 2011		Year ended December 31, 2011
	Low	High	Low	High

Estimated net income	$5.5	$5.8	$23.5	$23.8

Estimated net income per common share:
Basic	$0.23	$0.25	$1.02	$1.03

Diluted	$0.22	$0.23	$0.96	$0.98

Weighted average number of shares:
Basic	23.5	23.5	23.1	23.1
Diluted	24.7	24.7	24.4	24.4

Reconciliation:

Estimated net income	$5.5	$5.8	$23.5	$23.8
Adjustments to estimated net income:
Provision for income taxes	0.3	0.3	1.6	1.6
Write-off of deferred financing costs	—	—	3.2	3.2
Restructuring credit	—	—	(0.5)	(0.5)

Estimated adjusted income before income taxes	5.8	6.1	27.8	28.1
Provision for income taxes at 39%	2.3	2.4	10.8	11.0

Estimated adjusted net income	$3.5	$3.7	$17.0	$17.1

Estimated adjusted net income per common share:
Basic	$0.15	$0.16	$0.74	$0.74

Diluted	$0.14	$0.15	$0.70	$0.70

Weighted average number of shares:
Basic	23.5	23.5	23.1	23.1
Diluted	24.7	24.7	24.4	24.4

Reconciliation of Estimated Consolidated Adjusted EBITDA to Estimated Operating Income

Quality’s Estimated Consolidated Adjusted EBITDA for the reconciliation below is defined as operating income before depreciation and amortization, employee non-cash compensation, other expense items, and a restructuring credit. Estimated Consolidated Adjusted EBITDA is not a measure of financial performance or liquidity under United States Generally Accepted Accounting Principles (“GAAP”). Estimated Consolidated Adjusted EBITDA may not be directly comparable to similarly titled measures reported by other companies due to differences in accounting policies and items excluded or included in the adjustments, which limits its usefulness as a comparative measure. Estimated Consolidated Adjusted EBITDA is a measure used by our management to facilitate internal comparisons to competitors’ results and the bulk transportation industry in general. We believe that financial information based on GAAP for highly leveraged businesses, such as ours, should be supplemented by Estimated Consolidated Adjusted EBITDA so investors better understand our financial information in connection with their evaluation of our business.

The following table presents the calculation of Estimated Consolidated Adjusted EBITDA for the periods presented:

	Three months ended December 31, 2011		Year ended December 31, 2011
(in millions)	Low	High	Low	High

Estimated operating income	$13.0	$13.3	$57.4	$57.7

Reconciliation:
Depreciation and amortization	3.9	3.9	14.4	14.4
Employee non-cash compensation	0.7	0.7	2.9	2.9
Other expense items	—	—	(0.2)	(0.2)
Restructuring credit	—	—	(0.5)	(0.5)

Estimated Consolidated Adjusted EBITDA	$17.6	$17.9	$74.0	$74.3

About Quality

Headquartered in Tampa, Florida, Quality operates the largest chemical bulk tank truck network in North America through its wholly owned subsidiary, Quality Carriers, Inc., and is the largest North American provider of intermodal tank container and depot services through its wholly owned subsidiary, Boasso America Corporation. Quality also provides logistics and transportation services for fresh water, disposal water and oil hauling, serving the gas and oil frac shale energy markets through its wholly owned subsidiaries QC Energy Resources, Inc. and QC Energy Resources, LLC. Quality’s network of independent affiliates and independent owner-operators provides nationwide bulk transportation and related services. Quality is an American Chemistry Council Responsible Care® Partner and is a core carrier for many of the Fortune 500 companies that are engaged in chemical production and processing.

This press release may contain certain forward-looking information that is subject to the safe harbor provisions created by the Private Securities Litigation Reform Act of 1995 and is subject to certain risks and uncertainties that could cause actual results to differ materially from those expected or projected in the forward-looking statements. Without limitation, additional risks and uncertainties regarding forward-looking statements include the effect of local and national economic, credit and capital market conditions on the economy in general, on our ability to obtain desired debt financing and on the particular industries in which we operate, including excess capacity in the industry, the availability of qualified drivers, changes in fuel and insurance prices, interest rate fluctuations, and downturns in customers’ business cycles and shipping requirements; our substantial leverage and our ability to make required payments and restrictions contained in our debt arrangements; competition and rate fluctuations; our reliance on independent affiliates and independent owner-operators; the loss of or material reduction in the services to one or more of our major customers; our liability as a self-insurer to the extent of our deductibles as well as changing conditions and pricing in the insurance marketplace; changes in health insurance benefit regulations; changes in the future, or our inability to comply with, governmental regulations and legislative changes affecting the transportation industry; increased unionization, which could increase our operating costs or constrain operating flexibility; our ability to comply with current and future environmental regulations and the increasing costs relating to environmental compliance; potential disruption at U.S. ports of entry; diesel fuel prices and our ability to recover costs through fuel surcharges; our ability to attract and retain qualified drivers; terrorist attacks and the cost of complying with existing and future anti-terrorism security measures; our dependence on senior management; the potential loss of our ability to use net operating losses to offset future income; potential future impairment charges; the interests of our largest shareholder, which may conflict with your interests; our ability to successfully identify acquisition opportunities, consummate such acquisitions and integrate acquired businesses; our ability to execute plans to profitably operate in the energy logistics markets; our success in entering new markets; adverse weather conditions; the impact of our restructuring on our operations and costs; our liability for our proportionate share of unfunded vested benefit liabilities in the event of our withdrawal from any of our multi-employer pension plans; and changes in planned or actual capital expenditures due to operating needs, changes in regulation, covenants in our debt arrangements and other expenses, including interest expenses. Readers are urged to carefully review and consider the various disclosures, including but not limited to risk factors contained in Quality Distribution, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2010 and its Quarterly Reports on Form 10-Q, as well as other reports filed with the Securities and Exchange Commission. Quality disclaims any obligation to update any forward-looking statement as a result of developments occurring after the date of this release.

Contact:	Joseph J. Troy
Executive Vice President and Chief Financial Officer
800-282-2031 ext. 7195